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CONTACT:

Grace Protos / Mary Timmons

212-929-5500


FOR IMMEDIATE RELEASE:


                      THE CONCERNED STOCKHOLDERS ENTER INTO

                      AGREEMENT WITH GILMAN & CIOCIA, INC.

NEW YORK, NY, August 13, 2002 - - The Concerned Stockholders today announced that on August 9, 2002, Michael Ryan, Thomas Povinelli, David Puyear and Gilman + Ciocia, Inc. (the "Company") entered into an agreement (the "Agreement") to settle the pending solicitation of written consents (the "Solicitation") being conducted by the Concerned Stockholders listed in the Definitive Consent Statement on Schedule 14A filed on August 2, 2002. In connection with the Agreement, on August 8, 2002, the Board expanded the size of the Board to a total of nine directors, and Edward H. Cohen, Steve Gilbert and Michael Ryan were appointed to the Board to fill the vacancies created by such expansion, to serve until the next annual meeting of stockholders of the Company at which their respective class of directors is to be elected.

As part of the Agreement, the Company granted Thomas Povinelli, the Company's current President and Chief Executive Officer, and David Puyear, the Company's Chief Financial Officer, with an option to purchase a group of Company offices. Pursuant to the Agreement, the Board elected Michael Ryan as the Issuer's President and, upon Mr. Povinelli's resignation within the next 45 days, as Chief Executive Officer. The Company also agreed to reimburse Mr. Ryan for the legal fees, printing expenses, and solicitation fees incurred by him in connection with the Solicitation, provided that such reimbursement does not exceed $250,000.



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